Exhibit 99.1

FOR IMMEDIATE RELEASE February 14, 2025	Contact: Ralph J. Lober II Tel. 330-868-9035 ralph.lober@consumers.bank

CONSUMERS BANCORP, INC. AND CONSUMERS NATIONAL BANK

ANNOUNCE THE APPOINTMENT OF NEW DIRECTOR

The Board of Directors of Consumers Bancorp, Inc. approved the appointment of David R. Bickerton as a Class I director, effective March 13, 2025. Mr. Bickerton was also appointed as director of the Company’s wholly owned subsidiary, Consumers National Bank, effective March 13, 2025. He will also become a member of the Audit Committee, Asset Liability Committee, and the Risk and Technology Committee.

Bickerton, an East Liverpool, Ohio resident, is the President and owner of MDH Investment Management, Inc., a Registered Investment Advisory firm. Bickerton earned a Bachelor of Science Degree in Business Administration at Miami University in Oxford, Ohio, and holds a Series 66 FINRA license.

“As a lifetime resident of Columbiana County and active community volunteer, David will provide valuable insight as we work to serve the financial needs of our northeast Ohio markets. An understanding of local markets is a critical component of our success. As our first director from southern Columbiana County, David will help our branch associates, treasury specialists, and business bankers gain a deeper understanding of, and connection to, the local market.

David has a history of dedication to his community and currently serves on the boards of the Columbiana County Port Authority, Buckeye Online School for Success, Thompson Park Charity Board, and the Pottertown Foundation. He is also currently a member of many local organizations including the Calcutta Rotary Club, the River Valley Chamber of Commerce, and the East Liverpool High School Alumni Association. His spirit of volunteerism is consistent with Consumers Bank’s mission to make a difference in the communities we serve.

We are very pleased that David has joined our Board. He is a community leader who has a vested interest in Consumers Bank’s core markets,” said Ralph J. Lober II, President & CEO of Consumers Bancorp, Inc. and Consumers National Bank.

Bickerton lives in East Liverpool with his wife and children.

# # #

Caption:

David R. Bickerton has been appointed to the Boards of Consumers Bancorp, Inc., and its subsidiary Consumers National Bank.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.